EXHIBIT 99.1

For Immediate Release	September 29, 2008
Crown Crafts, Inc. Announces Change in Auditors
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today announced that it has engaged KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2009. KPMG replaces Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors.
“Deloitte has served as the Company’s independent auditors for many years, and we have had a positive relationship with the firm,” commented E. Randall Chestnut, the Company’s Chairman and Chief Executive Officer. “As a result of being serviced out of KPMG’s Baton Rouge office, which is very near our own corporate headquarters, we feel that our service level and access to their expertise will be exceptional. We look forward to working with their experienced team.”
The change was recommended by the Company’s audit committee and approved by its board of directors. The Company and Deloitte did not disagree on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s consolidated financial statements.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.